GREGORY S. SKINNER 1                           LAW OFFICES OF                        800 Southwood Boulevard
GARRETT SUTTON 1                       Skinner, Sutton, Watson & Rounds                            Suite 207
KELLY G. WATSON 1                        a professional corporation                     Post Office Box 3150
MICHAEL D. ROUNDS 1                                                            Incline Village, Nevada 89450
                                                                                              (775) 833-1700
     ________                                                                             FAX (775) 333-8171
                                           548 CALIFORNIA AVENUE
PHILIP A. OLSEN 1                         RENO, NEVADA 89509-1448                        The Atrium Building
JAMES G. CHRISTENSEN                           (775) 324-4100                         333 North Rancho Drive
SHIRLE T. EITING                             Fax (775) 833-1701                                    Suite 410
MATTHEW D. FRANCIS 2                     e-mail: RENO@SSWLEGAL.COM                   Las Vegas, Nevada 89106
LARA PEARSON                                                                                  (702) 636-4902
ROBERT PAUL TURNER 3                                                                      Fax (702) 636-4904
GLORIA M. HOWRYLA 1
JOHN D. LONG 4

OF COUNSEL-
LARS A. PERRY 1
MICHAEL A. SHIMOKAJI 3                                                               Reply to:         Reno

1 Also licensed in California
2 Also licensed in Utah
3 Only licensed in California
4 Only licensed in Illinois and
  Massachusetts



                                February  22,  2001

VIA  FAX  AND  FED-EX
The  Board  of  Directors
Power  Save  International,  Inc.
5800  NW  64th  Avenue,  Building  26,  No.  109
Tamarac,  Florida  33319-2229

Re: Registration Statement on Form SB-2, Amendment Number 1 (Registration No. 333-33890); dated April 3, 2000

Ladies  and  Gentlemen:

     We have acted as your counsel in connection with opining as to the validity of the securities to be offered pursuant to your registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the sale by Power Save International,
Inc., a Nevada corporation (the "Company"), of an aggregate of One Million (1,000,000) shares of the Company's common stock, par value $0.03 per share (the "Common Stock" or the "Shares") pursuant to the Underwriting Agreement, dated November 2, 1999, between the Company and Three Arrows Capital Corp. (the "Underwriting Agreement").

     This opinion is delivered in accordance with the requirements of Items 601(b)(5) and (23) of Regulation S-B under the Securities Act.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement on Form SB-2, as amended, relating, among other securities, to the Shares, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act on April 3, 2000 (together with all exhibits thereto, the "Registration Statement"), (ii) the Charter of the Company, as amended, (iii) the Articles of Incorporation of the Company in effect as of the date hereof, and (iv) the Bylaws of the Company in effect as of the date hereof. We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Power  Save  International,  Inc.
February 22, 2001
Page 2

     In rendering this opinion, we have relied upon our review of documentation representing the transactions involving the transfer of the Shares and certain other applicable documents pertaining to the status of the Company and its Common Stock that were furnished to us by the Company. We have also received oral representations made by certain officers and affiliates of the Company.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Members of our firm working with respect to the Company are admitted to the practice of law in the State of Nevada and the State of California and to practice federal law of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued by the Company in the offering, described in the Registration Statement, have been duly and validly authorized for issuance, and, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

     We  hereby  consent  to  the  filing of this opinion with the Commission as
Exhibit 5.1 to Form SB-2, and its incorporation by reference as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

Power  Save  International,  Inc.
February 22, 2001
Page 3

     This opinion letter is rendered as of the date first written above. This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Company or its securities.
                                       Very  truly  yours,




                                       /S/  SKINNER,  SUTTON,  WATSON  &  ROUNDS



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